UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2025

FedEx Corporation

(Exact name of registrant as specified in its charter)

Commission File Number 1-15829

Delaware	62-1721435
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

942 South Shady Grove Road, Memphis, Tennessee	38120
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (901) 818-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.10 per share	FDX	New York Stock Exchange
1.625% Notes due 2027	FDX 27	New York Stock Exchange
0.450% Notes due 2029	FDX 29A	New York Stock Exchange
0.450% Notes due 2029	FDX 29B	New York Stock Exchange
1.300% Notes due 2031	FDX 31	New York Stock Exchange
1.300% Notes due 2031	FDX 31B	New York Stock Exchange
3.500% Notes due 2032	FDX 32	New York Stock Exchange
0.950% Notes due 2033	FDX 33	New York Stock Exchange
0.950% Notes due 2033	FDX 33A	New York Stock Exchange
4.125% Notes due 2037	FDX 37	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS.

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2025, FedEx Corporation (“FedEx”), as borrower, amended its $1.75 billion three-year credit agreement (the “Three-Year Credit Agreement”) and $1.75 billion five-year credit agreement (the “Five-Year Credit Agreement” and, together with the Three-Year Credit Agreement, the “Credit Agreements”). FedEx entered into the amendments to the Credit Agreements (the “Amendments”) with a syndicate of banks and other financial institutions (the “Three-Year Lenders” and “Five-Year Lenders,” respectively), including JPMorgan Chase Bank, N.A., individually and as administrative agent; Bank of America, N.A., individually and as syndication agent; and Citibank, N.A., The Bank of Nova Scotia, Wells Fargo Bank, National Association, and Truist Bank, each individually and as a co-documentation agent. The Amendments update certain provisions of the Credit Agreements in anticipation of the planned spin-off of FedEx Freight, Inc. (“FedEx Freight”) by June 2026 (the “FedEx Freight Spin-Off”) through the creation of a new publicly traded company (“Freight SpinCo”) and incorporate certain other customary changes to the Credit Agreements.

Pursuant to the Amendments:

•	FedEx Freight will be released from its guarantees under the Credit Agreements upon consummation of the FedEx Freight Spin-Off.

•

In addition to items previously excluded, for purposes of the financial covenants in the Credit Agreements requiring FedEx to maintain a ratio of debt to consolidated earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”) of not more than 3.5 to 1.0, (i) debt incurred by Freight SpinCo to finance distributions to FedEx and other transactions related to the FedEx Freight Spin-Off and certain other customary items are excluded from the calculation of debt and (ii) transaction costs, fees, and expenses and synergies and cost savings related to the FedEx Freight Spin-Off of up to $600 million (to be increased by 10% if additional such amounts are identified) are excluded from adjusted EBITDA.

•

The termination of the Three-Year Lenders’ and the Five-Year Lenders’ commitments was extended to March 15, 2028 for purposes of the Three-Year Credit Agreement and March 15, 2030 for purposes of the Five-Year Credit Agreement, unless terminated earlier by FedEx or by the administrative agent upon an event of default. FedEx may request up to two additional one-year extensions of the Three-Year Lenders’ commitments under the Three-Year Credit Agreement and the Five-Year Lenders’ commitments under the Five-Year Credit Agreement, respectively.

•	The 10 basis point credit spread adjustment was removed from interest rate calculations and certain margins included in the pricing grid were modified.

Certain of the Three-Year Lenders and Five-Year Lenders and their affiliates engage in transactions with, and perform services for, FedEx and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in other commercial banking transactions and investment banking, financial advisory, and other financial services transactions with FedEx and its affiliates.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Amendments, which will be filed as exhibits to FedEx’s quarterly report on Form 10-Q for the fiscal quarter ending November 30, 2025.

FORWARD-LOOKING STATEMENTS

Certain statements in this Current Report on Form 8-K, such as statements relating to the FedEx Freight Spin-Off, may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include those preceded by, followed by, or that include the words “will,” “may,” “could,” “would,” “should,” “believe,” “expected,” “anticipated,” “plans,” “estimates,” “targets,” “projects,” “intends” or similar expressions. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, our ability to successfully implement the FedEx Freight Spin-Off and achieve the anticipated benefits of such transaction and other factors which can be found in FedEx’s press releases and filings with the U.S. Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. FedEx does not undertake or assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FedEx Corporation

Date: November 6, 2025	By:	/s/ Trampas T. Gunter
Trampas T. Gunter
Corporate Vice President, Corporate Development and Treasurer